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                                 FORM 10-K
                   RAYTECH CORPORATION AND SUBSIDIARIES

                                EXHIBIT 11

              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)

                                            For the Fiscal Year Ended
                                    December 29,   December 31,    January 1,
                                       1996           1995            1995


Net income                          $   15,991     $   14,337      $    8,643

Primary

Common shares outstanding
  at beginning of year               3,230,080      3,218,968       3,199,133

Weighted average of treasury
  stock acquired                           -               (2)            (20)

Common equivalent shares for
  assumed exercise of employee
  stock options                        208,971        143,041         220,601

Weighted average of options
  exercised                              2,594          6,996           6,320

Weighted average shares
  outstanding                        3,441,645      3,369,003       3,426,034

Primary earnings per share               $4.65          $4.26           $2.52





Fully Diluted

Common shares outstanding
  at beginning of year               3,230,080      3,218,968       3,199,133

Weighted average of treasury
  stock acquired                           -               (2)            (20)

Common equivalent shares for
  assumed exercise of employee
  stock options                        208,971        143,041         220,601

Weighted average of options
  exercised                              2,594          6,996           6,320

Weighted average shares
  outstanding                        3,441,645      3,369,003       3,426,034

Fully diluted earnings per share         $4.65          $4.26           $2.52
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